Webster Financial to Acquire DS Bancor

For Immediate Release

Webster Bank Contacts:                                 DS Bancor Contact:

Brent S. Di Giorgio, (203) 578-2561, Media             Katherine C. Partesano, (203) 736-5127
John V. Brennan, (203) 578-2335, Investors

WATERBURY, CONNECTICUT and DERBY, CONNECTICUT, October 8, 1996 -- Webster Financial Corporation (NASDAQ: WBST) and DS Bancor, Inc. (NASDAQ: DSBC) announced today that they have signed a definitive merger agreement by which Webster Financial Corporation will acquire DS Bancor, Inc. on a stock for stock basis valued at $43 per share in a tax-free exchange. The merger has an aggregate transaction value of $137 million. Webster expects the acquisition to be accretive to earnings per share and tangible book value in 1997.

Webster is the holding company for Webster Bank, which operates 63 banking offices throughout Connecticut's central corridor. DS Bancor ["Derby"] is the holding company for Derby Savings Bank, which operates 23 banking offices primarily in south central Connecticut.

Under terms of the agreement, Derby shareholders will receive the equivalent of $43 in Webster common stock for each share of Derby common stock. The exchange ratio will be determined by dividing $43 by the average closing price of Webster common stock for a specified 15-day period preceding the closing date, subject to a collar adjustment, noted below.

The purchase price is approximately 1.6 times Derby's book value, and 14 times Derby's latest quarter annualized earnings. The acquisition is expected to close in the first quarter of 1997 and to be accounted for as a pooling of interests. Webster expects to recognize acquisition related charges of approximately $15 million after tax.

James C. Smith, chairman and chief executive officer of Webster, said, "The acquisition of Derby expands and strengthens Webster's franchise and is accretive to earnings per share and tangible book value in 1997. Derby is a profitable, well-managed institution with an attractive retail banking franchise and a strong capital position. Existing customers will benefit from the ability to bank at expanded branch and ATM locations." The merger will increase Webster's assets to over $5 billion and its deposits to over $4 billion, representing over 7 percent of total deposit market share in Connecticut. On a pro forma basis, Webster will be the largest Connecticut-based bank in its primary markets.

                                    - more -

Harry P. DiAdamo, Jr., president and chief executive officer of DS Bancor and Derby Savings Bank, said, "Our board of directors is unanimous in its belief that the best long-term interests of our shareholders, customers and employees are served by our merger with Webster. Our institutions share common business philosophies and a strong commitment to the state of Connecticut and the communities we serve. The merger increases our capacity to provide financial services to our growing number of customers. Following the merger, Derby customers will be able to transact business at Webster Bank locations and will benefit from Webster's broad product offering."

Regarding the exchange ratio, if Webster's average closing price is between $31.50 and $38.50, the exchange ratio will adjust to offer Derby shareholders $43 per share. If Webster's average closing price is greater than $38.50, the exchange ratio will be fixed at 1.117 shares of Webster for each share of Derby. If Webster's average closing price is below $31.50 but more than or equal to $28, the exchange ratio will be fixed at 1.365. If Webster's closing price is below $28, Derby can terminate the transaction unless Webster increases the exchange ratio to a level that provides Derby shareholders with a value equal to that received at a $28 Webster average closing price.

 At June 30, 1996, Derby had total assets of $1.3 billion, deposits of $1.0 billion, loans of $900 million and shareholders' equity of $84 million. Derby had net income of $2.4 million, or $0.76 per fully diluted common share for the quarter ended June 30, 1996, and nonaccrual assets equal to 1.5 percent of total assets. A list of Derby locations accompanies this release.

At June 30, 1996, Webster had total assets of $3.8 billion, deposits of $3.1 billion, loans of $2.5 billion, and shareholders' equity of $215 million. Webster had net income of $7.4 million or $.81 per fully diluted share for the quarter ended June 30, 1996.

The merger must be approved by Webster and Derby shareholders and by federal and state bank regulatory authorities and is subject to various customary closing conditions. The merger agreement has been approved by the boards of directors of both Webster and Derby. Derby has granted Webster an option, exercisable under certain conditions, to purchase newly issued shares of Derby common stock equal to 18.6 percent of its outstanding shares. The merger agreement contains mutual provisions for expense reimbursement and a breakup fee under certain conditions.

Merrill Lynch is serving as Webster's financial advisor and Alex. Brown & Sons, Incorporated is serving as Derby's financial advisor.

Webster Financial Corporation, headquartered in Waterbury, Connecticut, is the holding company for Webster Bank. Webster has 63 banking offices extending from the Massachusetts border through central Connecticut to Long Island Sound. Webster provides financial services to individuals and businesses throughout Connecticut.



                                    - more -

LIST OF DERBY SAVINGS BANK OFFICES
(24 including corporate headquarters)

AVON
Tri-Town Plaza, 320 West Main St.

DERBY
33 Elizabeth St., Derby (Corporate Headquarters)
One Elizabeth St.
Orange-Derby Shopping Center

EAST HARTFORD 471 Main St.

FAIRFIELD
1919 Black Rock Turnpike

GLASTONBURY
119 Hebron Ave.

HAMDEN
2855 Dixwell Ave.

NEW BRITAIN
185 Main St.
435 S. Main St.
275 Newington Ave.
681 West Main St.

NEWINGTON
260 Hartford Ave.

ORANGE
35 Old Tavern Road

PLAINVILLE
54 East St.

ROCKY HILL
2049 Silas Dean Highway

SEYMOUR
15 New Haven Road

SHELTON
502 Howe Ave.
506 Shelton Ave.

SOUTHBURY
325 Main St. South

STRATFORD
3520 Main St.

TRUMBULL
952 White Plains Road

WEST HARTFORD
1253 New Britain Ave.
970 Farmington Ave.